                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant              [X]

Filed by a Party other than the Registrant                 [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         PRIORITY HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[  X ]   No fee required.
[    ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         1)    Title of each class of securities to which transaction applies:

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         2)    Aggregate number of securities to which transaction applies:

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         3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         4)    Proposed maximum aggregate value of transaction:

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         5)    Total fee paid:

[    ]   Fee paid previously with preliminary materials.
[    ]   Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:

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         2)    Form, Schedule or Registration Statement No.:

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         3)    Filing Party:

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         4)    Date Filed:

                         PRIORITY HEALTHCARE CORPORATION



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 10, 1999





     The annual meeting of shareholders of Priority Healthcare Corporation will be held at SunTrust Bank Central Florida, N.A., Second Floor Tower 2 Campus Room, 200 South Orange Avenue, Orlando, Florida, on Monday, May 10, 1999, at 11:00 a.m., Orlando time, for the following purposes:

     (1) To elect three directors to serve until the 2002 annual meeting of shareholders and until their successors are elected and have qualified;

     (2) To approve the appointment of PricewaterhouseCoopers LLP as auditors for the Company for 1999;

     (3) To approve the proposed amendment to the Company's 1997 Stock Option and Incentive Plan, which increases from 1,250,000 to 2,250,000 the number of shares of the Company's Class B Common Stock subject to issuance under the plan; and

     (4) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on March 9, 1999 will be eligible to vote.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.




                                                  Barbara J. Luttrell, Secretary

                         PRIORITY HEALTHCARE CORPORATION

                            285 WEST CENTRAL PARKWAY
                        ALTAMONTE SPRINGS, FLORIDA 32714

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 10, 1999


     This statement is being furnished to shareholders on or about April 7, 1999 in connection with a solicitation by the Board of Directors of Priority Healthcare Corporation ("the Company") of proxies to be voted at the annual meeting of shareholders to be held at 11:00 a.m., Orlando time, Monday, May 10, 1999, at the SunTrust Bank Central Florida, N.A., Second Floor Tower 2 Campus Room, 200 South Orange Avenue, Orlando, Florida, for the purposes set forth in the accompanying Notice.

     The holders of record of shares of the Company's Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), and Class B Common Stock, $0.01 par value per share ("Class B Common Stock," together with the Class A Common Stock, "Common Stock"), outstanding at the close of business on March 9, 1999, the record date for the meeting, are entitled to vote at the meeting. On that date, there were 5,465,497 shares of Class A Common Stock and 7,093,759 shares of Class B Common Stock outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have three votes for each share of Class A Common Stock held and one vote for each share of Class B Common Stock held. Accordingly, the Common Stock outstanding on the record date represents an aggregate of 23,490,250 votes.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for Proposals 2 and 3. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposals 2 and 3 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions will affect the determination of whether such proposals will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company.

     Through December 31, 1998, Bindley Western Industries, Inc., an Indiana corporation ("BWI"), beneficially owned all of the outstanding shares of Class A Common Stock, and therefore it held 81.6% of the outstanding Common Stock and 93.0% of the voting power of the outstanding Common Stock. On

December 31, 1998, BWI distributed to its shareholders all of the shares of Class A Common Stock that it owned (the "Distribution"). As a result of the Distribution, BWI ceased to own any shares of Common Stock of the Company.


                              ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors of the Company consists of seven directors divided into three classes. Two classes contain two directors each, and the third class contains three directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director's election and until such director's successor is elected and has qualified.

     Three directors are to be elected at the meeting, each to hold office for a term to expire at the 2002 annual meeting of shareholders and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Messrs. Robert L. Myers, Donald J. Perfetto and Richard W. Roberson. Each of the nominees for director is presently a director. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each director or nominee has been the same for the last five years, and such person possesses sole voting and investment power with respect to the shares of Class B Common Stock and Class A Common Stock indicated as beneficially owned by such nominee. The number of shares of Class B Common Stock shown as beneficially owned by each director includes any shares of Class A Common Stock beneficially owned by such director, as indicated, because any holder of shares of Class A Common Stock may request to convert any or all of such shares into shares of Class B Common Stock at any time on a one-for-one basis. There is no family relationship between any of the directors or executive officers of the Company.


                                                                     CLASS B COMMON STOCK     CLASS A COMMON STOCK
                                                                   ----------------------   ----------------------
                                                                      SHARES                   SHARES
                                                                   BENEFICIALLY    PERCENT  BENEFICIALLY    PERCENT
                                       PRESENT                       OWNED ON     OF CLASS    OWNED ON     OF CLASS
                                      PRINCIPAL          DIRECTOR   JANUARY 31,   (IF MORE   JANUARY 31,   (IF MORE
            NAME       AGE            OCCUPATION           SINCE       1999      THAN 1%)       1999      THAN 1%)
            ----       ---            ----------           -----   -----------   ---------  -----------   ---------
                              NOMINEES FOR DIRECTOR
 (Nominees for three-year term to expire at the annual meeting of shareholders in 2002)

Robert L. Myers         53  President and Chief Executive   1997      92,558 (1)      1.3%     8,741       ---
                            Officer of the Company (2)

Donald J. Perfetto      52  Executive Vice President,       1999      16,217 (3)       ---        50       ---
                            Chief Financial Officer and
                            Treasurer of the Company (4)

Richard W. Roberson     52  President of Sand Dollar        1997      16,738 (5)       ---         0       ---
                            Partners, Inc. (investment
                            and consulting firm) (6)


                                                                     CLASS B COMMON STOCK     CLASS A COMMON STOCK
                                                                   ----------------------   ----------------------
                                                                      SHARES                   SHARES
                                                                   BENEFICIALLY    PERCENT  BENEFICIALLY    PERCENT
                                       PRESENT                       OWNED ON     OF CLASS    OWNED ON     OF CLASS
                                      PRINCIPAL           DIRECTOR  JANUARY 31,   (IF MORE   JANUARY 31,   (IF MORE
            NAME       AGE            OCCUPATION           SINCE       1999      THAN 1%)       1999      THAN 1%)
            ----       ---            ----------           -----   -----------   ---------  -----------   ---------
                         DIRECTORS CONTINUING IN OFFICE
         (Term expiring at the annual meeting of shareholders in 2000)

William E. Bindley      58  Chairman of the Board of the    1994   2,014,720 (7)     22.1%    2,009,720(8)   36.8%
                            Company; Chairman, Chief
                            Executive Officer and
                            President of BWI (9)

Rebecca M. Shanahan     45  Vice President, Managed Care    1997       2,538 (5)       ---         0       ---
                            of the University of Chicago
                            Hospitals and Health Systems
                            (10)

                                (Term expiring at the annual meeting of shareholders in 2001)

Michael D. McCormick    51  Executive Vice President,       1994      88,496 (11)     1.2%    83,496 (12)    1.5%
                            General Counsel and Secretary
                            of BWI (13)

Thomas J. Salentine     59  Executive Vice President and    1994     153,451 (14)     2.1%   103,451         1.9%
                            Chief Financial Officer of
                            BWI (15)

----------
(1) Does not include shares subject to stock options which are not exercisable within 60 days. Includes 8,741 shares of Class A Common Stock and presently exercisable stock options to purchase 55,167 shares of Class B Common Stock granted under the Company's 1997 Stock Option and Incentive Plan.

(2) Mr. Myers has been the President of the Company since July 1996 and the Chief Executive Officer of the Company since May 1997. From July 1996 to May 1997, he was the Chief Operating Officer of the Company. From June 1995 through June 1996, Mr. Myers was a consultant to the health care industry. From 1971 to June 1995, he was employed by Eckerd Corporation, a retail drug store chain, where he served as a corporate officer from 1981 through 1995 and as senior vice president of pharmacy from 1990 to 1995. Mr. Myers is a registered pharmacist.

(3) Does not include shares subject to stock options which are not exercisable within 60 days. Includes 50 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 14,167 shares of Class B Common Stock granted under the Company's 1997 Stock Option and Incentive Plan.

(4) Prior to joining the Company in June 1997, and since 1986, Mr. Perfetto was employed by Bimeco, Inc., a distributor of medical products. During such time, Mr. Perfetto held the positions of vice president of finance and operations and secretary/treasurer of Bimeco, Inc.

(5) Includes presently exercisable stock options to purchase 1,000 shares of Class B Common Stock granted under the Company's Outside Directors Stock Option Plan.

(6) From March 1993 to September 1996, Mr. Roberson served as president and chief executive officer of Visionworks, Inc., a retail superstore optical chain. Mr. Roberson is also a director of C. H. Heist Corporation, an industrial cleaning and maintenance company.

(7) Includes 2,009,720 shares of Class A Common Stock (see footnote 8 below for a description of the manner by which certain of such shares of Class A Common Stock are held). Excludes 3,503 shares of Class A Common Stock and 2,000 shares of Class B Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(8) Includes 28,925 shares of Class A Common Stock held by two family foundations and 25,834 shares of Class A Common Stock held by a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 3,503 shares of Class A Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(9) Mr. Bindley also serves on the Board of Directors of BWI and of Shoe Carnival, Inc., a shoe retailer. Mr. Bindley was the Chief Executive Officer of the Company from July 1994 until May 1997 and the President of the Company from May 1996 until July 1996.

(10) From December 1996 to September 1997, Ms. Shanahan performed legal and consulting services as an independent contractor for various entities in the health care industry. From 1991 until December 1996, she held executive officer positions with Methodist Medical Group and Beltway Services, a 600-member physician practice group affiliated with Methodist Hospital in Indianapolis, Indiana, with her latest position being senior vice president and chief operating officer.

(11) Includes 83,496 shares of Class A Common Stock (see footnote 12 below for a description of the manner by which certain of such shares of Class A Common Stock are held).

(12) Includes 1,326 shares held in a family foundation.

(13) Mr. McCormick also serves on the Board of Directors of BWI.

(14) Includes 103,451 shares of Class A Common Stock.

(15) Mr. Salentine also serves on the Board of Directors of BWI.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

MEETINGS AND COMMITTEES

     During 1998, the Board of Directors of the Company held four meetings. During the period in 1998 for which he or she served as a director, no director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he or she served. The Board of Directors does not have a nominating committee. The Board of Directors has a Compensation Committee, which consists of Mr. Roberson and Ms. Shanahan. The primary functions of the Compensation Committee are to consider and recommend overall compensation programs, to review and approve compensation payable to management and to administer all executive compensation and stock option plans of the Company. The Compensation Committee met four times during 1998.

     The Board of Directors of the Company has an Audit, Ethics and Compliance Committee (the "Audit Committee"), the current members of which are Mr. Roberson and Ms. Shanahan. The functions of the Audit Committee are to meet with the independent accountants of the Company, to review the audit plan for the Company, to review the annual audit of the Company with the accountants together with any other reports or recommendations made by the accountants, to recommend whether the accountants should be continued as auditors for the Company and, if others are to be selected, to recommend those to be selected, to meet with the chief accounting officer for the Company and to review with him and the accountants for the Company the adequacy of the Company's internal controls, to review related party transactions, to monitor corporate policies and procedures with respect to the Company's ethics and compliance program and to perform such other duties as shall be delegated to the Audit Committee by the Board of Directors. The Audit Committee met four times during 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1998, all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with.

EXECUTIVE OFFICERS

     As used throughout this Proxy Statement, the term "executive officers" refers to William E. Bindley, Chairman of the Board, Robert L. Myers, President and Chief Executive Officer, Guy F. Bryant, Executive Vice President - Priority Healthcare Distribution, Steven D. Cosler, Executive Vice President - Priority Pharmacy Services, Donald J. Perfetto, Executive Vice President, Chief Financial Officer and Treasurer, Melissa E. McIntyre, Vice President - Clinical Services, Barbara J. Luttrell, Vice President - Administration and William M. Woodard, Vice President - Strategic Alliances.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three years to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1998 (the "Named Executive Officers").


                                                                            Long Term
                                                Annual Compensation        Compensation
                                                -------------------        ------------
                                                                              Awards
                                                                              ------
         Name and Principal           Year     Salary        Bonus (1)      Securities         All Other
             Position                 ----     ------        ---------      Underlying       Compensation
         ------------------                                                 Options (2)      ------------
                                                                            -----------
Robert L. Myers
President and                        1998     $  262,620      $ 275,000          100,000       $  21,592     (3)
Chief Executive Officer (4)          1997        233,450        200,000          100,000          21,236
                                     1996        105,000        130,000           50,000             121

Steven D. Cosler                     1998     $  163,654      $  83,161           40,000       $  12,861     (5)
Executive Vice President-Priority    1997        152,004         65,000           46,000          12,896
Pharmacy Services (6)                1996            ---            ---              ---             ---

Guy F. Bryant                        1998     $  149,738      $  58,208           40,000       $  12,929     (7)
Executive Vice President-Priority    1997        138,400         77,723           46,000          12,996
Healthcare Distribution              1996        125,735         55,500           15,000          11,861

Donald J. Perfetto                   1998     $  122,308      $  68,439           40,000       $  12,800     (8)
Executive Vice President, Chief      1997         55,000         40,000           36,000             ---
Financial Officer and Treasurer (9)  1996            ---            ---              ---             ---

Melissa E. McIntyre                  1998     $  127,200      $  56,972           15,000       $  12,924     (10)
Vice President-Clinical Services     1997        125,234         51,839           40,000          12,993
                                     1996        110,923         55,500           15,000          12,080

---------------

(1) Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

(2) Includes options to acquire shares of Class B Common Stock of the Company (for awards made in 1998 and 1997) and options to acquire shares of BWI common stock (for awards made in 1996). The Company and BWI have no SAR plan and did not grant restricted stock awards to the Named Executive Officers.

(3) Consists of $12,800 in Company contributions to BWI's qualified profit sharing plan (the "BWI Profit Sharing Plan"), $8,586 in Company contributions to BWI's profit sharing excess plan and $206 in group life insurance premiums.

(4) Mr. Myers joined the Company in July 1996 and became the Chief Executive Officer of the Company in May 1997. The amounts disclosed in the table do not include consulting fees paid to Mr. Myers prior to his being employed by the Company in 1996 of $50,547, the majority of which was paid in the form of shares of common stock of BWI.

(5) Consists of $12,800 in Company contributions to the BWI Profit Sharing Plan and $61 in group life insurance premiums.

(6) Mr. Cosler began serving as Executive Vice President-Priority Pharmacy Services in August 1997.

(7) Consists of $12,800 in Company contributions to the BWI Profit Sharing Plan and $129 in group life insurance premiums.

(8)  Consists of $12,800 in Company contributions to the BWI Profit Sharing
     Plan.

(9)  Mr. Perfetto joined the Company in June 1997.

(10) Consists of $12,800 in Company contributions to the BWI Profit Sharing Plan and $124 in group life insurance premiums.


EMPLOYMENT AGREEMENTS AND TERMINATION BENEFITS AGREEMENTS

     The Company has entered into a Termination Benefits Agreement with Mr. Myers. The purpose of the agreement is to encourage him to remain with the Company by assuring him of certain benefits in the event of a "Change in Control" of the Company.

     The Termination Benefits Agreement provides for payments to Mr. Myers upon the occurrence of certain events. The Termination Benefits Agreement has an initial term through December 31, 1998 and is automatically extended annually for an additional one-year period unless notice is given by the Company or Mr. Myers. The Termination Benefits Agreement is designed to protect Mr. Myers against termination of his employment following a "Change in Control" of the Company. For purposes of the Termination Benefits Agreement, "Change in Control" is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the combined voting power of the stock of the Company (other than the Distribution), the replacement of a majority of the current Board of Directors, the approval by the shareholders of the Company of a reorganization, merger or consolidation, or the approval by shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

     Following a "Change in Control," Mr. Myers is entitled to the benefits provided by the Termination Benefits Agreement in the event his employment is terminated within three years for any reason other than his death, disability, or normal retirement or is terminated by the Company for cause.

     In addition, Mr. Myers is entitled to the benefits of the Termination Benefits Agreement if, after a "Change in Control," he terminates his employment with the Company within three years in response to certain actions by the Company which include, among other things, a substantial reduction in his duties or responsibilities, a reduction in the level of salary payable to him, the failure by the Company to continue to provide him with benefits substantially similar to those previously provided to him, the required relocation of Mr. Myers, or the breach by the Company of any of the provisions of the Termination Benefits Agreement.

     Upon termination of employment, if Mr. Myers is entitled to the benefits payable under the Termination Benefits Agreement, he shall receive within 30 days following the termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, he shall be entitled to a lump-sum payment of an amount equal to 2.9 times his average annual compensation paid by the Company for the past five years. Any lump sum payment will be grossed up in an amount sufficient to cover any excise tax imposed upon such payment pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

     On June 1, 1997, the Company entered into an employment agreement with each of Mr. Bryant, Mr. Cosler and Ms. McIntyre. The Company also entered into an employment agreement with Mr. Perfetto on June 23, 1997. Each of the agreements was for a term to expire on February 28, 1999. Under the terms of these agreements, Mr. Bryant, Mr. Cosler, Ms. McIntyre and Mr. Perfetto were entitled to receive base salaries of $11,050 per month, $12,283 per month, $10,600 per month and $9,167 per month, respectively, subject to annual review for potential increase. The employment agreements provided that the officers were eligible to receive an annual bonus based on individual and Company performance, up to 60% of annualized monthly salary for Mr. Bryant, Mr. Cosler or Ms. McIntyre, as the case may be, and up to 48% of annualized monthly salary for Mr. Perfetto. Effective March 1, 1999, the Company entered into new employment agreements with each of Messrs. Bryant, Cosler and Perfetto, for a term to expire on February 28, 2000. Pursuant to these employment agreements, Messrs. Bryant, Cosler and Perfetto are entitled to receive base salaries of $12,916, $14,166 and $12,500 per month, respectively. These employment agreements provide that such officers are eligible to receive an annual bonus based on individual and Company performance, up to 60% of annualized monthly salary. Pursuant to all of the employment agreements described above, if the Company terminates the officer without cause prior to the expiration of the employment agreement, the Company shall pay to such individual the aggregate amount of regular compensation that he or she would be entitled to receive under the agreement for a six-month period.

     The Company also entered into a non-compete agreement with each of Mr. Bryant, Mr. Cosler and Ms. McIntyre on June 1, 1997 and with Mr. Perfetto on June 23, 1997. The Company entered into new non-compete agreements with each of Messrs. Bryant, Cosler and Perfetto on March 1, 1999. These non-compete agreements contain confidentiality provisions and provide that, for one year after termination of employment with the Company for any reason other than termination by the Company without cause, in which event the period shall be six months, the officer may not compete with the Company, solicit the Company's customers or induce the Company's employees to terminate their employment.

COMPENSATION OF DIRECTORS

     During 1998, the Company paid directors who are not employees of the Company or BWI an annual retainer of $15,000 and a fee of $1,000 for each Board meeting or committee meeting attended (or $500 for each committee meeting held in conjunction with a Board meeting). The annual retainer is paid 50% in cash and 50% in the form of shares of Class B Common Stock, valued at 100% of the fair market value of such shares on the date of grant. Such shares are not registered and are subject to the resale limitations of Rule 144 of the Securities Act of 1933, as amended. Directors who are full-time employees of the Company or BWI do not receive any additional compensation for serving as directors or for attending meetings, but all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings.

     On August 25, 1997, the Board of Directors and the then sole shareholder adopted an Outside Directors Stock Option Plan (the "Directors Plan"). Pursuant to the Directors Plan, each Eligible Director (as defined therein) is automatically granted an option to purchase 1,000 shares of Class B Common Stock on June 1 of each year beginning in 1998. The Directors Plan reserves for issuance 25,000 shares of the Company's Class B Common Stock, subject to adjustment in certain events. The option exercise price per share is equal to the fair market value of one share of Class B Common Stock on the date of grant. Each option becomes exercisable six months following the date of grant and expires ten years following the date of grant. Subject to certain exceptions, options may be exercised by the holder only if he or she has been in continuous service on the Board of Directors at all times since the grant of the option. There are currently four Eligible Directors - Messrs. McCormick, Roberson and Salentine, and Ms. Shanahan. The Eligible Directors are not currently eligible for grants or awards under any other stock, bonus or benefit plans of the Company.

PROFIT SHARING PLAN

     During 1998, the Company's eligible employees participated in the BWI Profit Sharing Plan. All employees were generally eligible to participate in the BWI Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least one year of service (as defined in the BWI Profit Sharing Plan) and having reached age 21.

     The annual contribution of the Company to the BWI Profit Sharing Plan was at the discretion of the Board of Directors of BWI and was generally 8% of a participant's compensation for the year. The employer contribution for a year was allocated among participants employed on the last day of the year in proportion to their relative compensation for the year. Subject to limitations imposed by the Code, a participant may, in addition to receiving a share of the employer contribution, have a percentage of his or her compensation withheld from pay and contributed to the BWI Profit Sharing Plan. Subject to applicable Code requirements, employees may make "rollover" contributions to the BWI Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

     In connection with the Distribution, and effective January 1, 1999, the Company established the Profit Sharing Plan of Priority Healthcare Corporation and Affiliates (the "Company Profit Sharing Plan"). As a result, employees of the Company are no longer eligible to participate in the BWI Profit Sharing Plan. All assets in the BWI Profit Sharing Plan relating to the Company's employees were transferred to Company Profit Sharing Plan. All Company employees are generally eligible to participate in the Company Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least one year of service (as defined in the Company Profit Sharing Plan) and having reached age 21.

     The annual contribution of the Company to the Company Profit Sharing Plan is at the discretion of the Board of Directors. The employer contribution for a year is allocated among participants employed on the last day of the year in proportion to their relative compensation for the year. Subject to limitations imposed by the Code, a participant may, in addition to receiving a share of the employer contribution, have a percentage of his or her compensation withheld from pay and contributed to the Company Profit Sharing Plan. Subject to applicable Code requirements, employees may make "rollover" contributions to the Company Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENT

     Effective January 1, 1999, the Company established the Priority Healthcare Corporation 401(k) Excess Plan (the "Excess Plan"), which is a non-qualified deferred compensation plan for a select group of executive employees. Messrs. Myers, Cosler, Bryant and Perfetto are currently eligible to participate in the Excess Plan. The Excess Plan is designed to permit the eligible executives voluntarily to defer portions of their pre-tax salary and bonus beyond what they can defer under the 401(k) feature of the Company Profit Sharing Plan. Under the Excess Plan, an eligible executive can elect to defer up to 100% of those portions of his salary and bonus that he is not able to defer under the Company Profit Sharing Plan.

     Before the beginning of each year, the executive must decide the total deferral he wants to make for the year and elect to have that deferral made under the Excess Plan. Once the plan administrator of the Company Profit Sharing Plan determines how much the executive can defer under the Company Profit Sharing Plan's 401(k) feature for a year without exceeding Internal Revenue Code limits, then that amount will be transferred from the Excess Plan to the executive's Company Profit Sharing Plan 401(k) account.

     Amounts credited to an executive's account under the Excess Plan are credited with investment earnings or losses based on an investment option or options that the executive elects (at the time he makes his deferral election for a year) to serve as the measure of the investment earnings and losses on the executive's deferrals for the year. The executive may select from among the options available under the Company Profit Sharing Plan. Under the Excess Plan, a participating executive, at the time he makes his deferral election, may choose the form in which his benefits attributable to those deferrals will be paid to him or his beneficiary upon his retirement or death. The three options available are a single lump sum payment, quarterly installment payments for a specified period of up to 15 years and annual installment payments over a specified period of up to 15 years.

     The Excess Plan also provides benefits for Mr. Myers which were formerly provided under the Bindley Western Industries, Inc. Profit Sharing Excess Plan and the Bindley Western Industries, Inc. 401(k) Excess Plan. The benefits Mr. Myers accrued under those plans have been transferred from those plans and credited to his account under the Excess Plan.

STOCK OPTIONS

     On August 25, 1997, the Company's Board of Directors and the then sole shareholder adopted the 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan"). On May 21, 1998, the shareholders of the Company approved the adoption of the 1997 Stock Option Plan at the 1998 annual meeting of shareholders. The 1997 Stock Option Plan reserves for issuance 1,250,000 shares of the Company's Class B Common Stock, subject to adjustment in certain events. The 1997 Stock Option Plan provides for the grant to officers, key employees and consultants of the Company of options to purchase shares of Class B Common Stock and restricted shares of Class B Common Stock. Stock options granted under the 1997 Stock Option Plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options"). No individual participant may receive awards for more than 300,000 shares in any calendar year.

     The Company's Board of Directors has proposed to amend the 1997 Stock Option Plan. For a description of the proposed amendment, see "Approval of Amendment to the Company's 1997 Stock Option and Incentive Plan."

     On September 15, 1998, the Company's Board of Directors adopted the Broad Based Stock Option Plan (the "Broad Based Plan"). The Broad Based Plan reserves for issuance 400,000 shares of the Company's Class B Common Stock, subject to adjustment in certain events. The Broad Based Plan provides for the grant to employees, other than officers and directors of the Company, of options to purchase shares of Class B Common Stock. All options granted under the Broad Based Plan are nonqualified stock options. No individual participant may receive awards for more than 40,000 shares in any calendar year.

     The following table sets forth information with respect to options granted by the Company under the 1997 Stock Option Plan to the Named Executive Officers during 1998.

                                 OPTION GRANTS IN LAST FISCAL YEAR



                                            Individual Grants                            Grant Date Value
                            ---------------------------------------------------------    ----------------
                            Number of       % of Total
                            Securities       Options
                            Underlying      Granted to
                             Options       Employees in   Exercise                          Grant Date
          Name               Granted       Fiscal Year     Price    Expiration Date      Present Value (1)
---------------------      -----------    -------------  --------- -------------------   ----------------
Robert L. Myers             100,000(2)         18.8%      $13.875   February 24, 2008      $ 763,000(3)

Steven D. Cosler              5,000(4)          0.9%       20.00   September 15, 2008         47,350(5)
                             35,000(6)          6.6%       20.00   September 15, 2008        373,100(7)
Guy F. Bryant                 5,000(4)          0.9%       20.00   September 15, 2008         47,350(5)
                             35,000(6)          6.6%       20.00   September 15, 2008        373,100(7)
Donald J. Perfetto            5,000(4)          0.9%       20.00   September 15, 2008         47,350(5)
                             35,000(6)          6.6%       20.00   September 15, 2008        373,100(7)
Melissa E. McIntyre           5,000(4)          0.9%       20.00   September 15, 2008         47,350(5)
                             10,000(6)          1.9%       20.00   September 15, 2008        106,600(7)

---------------

(1) The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount by which the market price of the stock exceeds the exercise price on the date of exercise. The grant date present value calculation uses an expected option term based on past experience, rather than the contract term of the options. The use of an expected term produces a valuation adjustment for non-transferability of the options. There have been no adjustments made for risk of forfeiture of the options.

(2) Nonqualified stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year, beginning February 24, 1999.

(3) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.7%, an expected term of five years, a dividend yield of 0.0% and a stock volatility of 56.90%.

(4) Incentive stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable in full on or after January 1, 2000.

(5) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 4.8%, an expected term of four years, a dividend yield of 0.0% and a stock volatility of 54.97%.

(6) Nonqualified stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year, beginning January 1, 2000.

(7) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 4.83%, an expected term of five years, a dividend yield of 0.0% and a stock volatility of 56.06%.


     The following table sets forth information with respect to the exercise of options to acquire Class B Common Stock by the Named Executive Officers during 1998.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES




                                                          Number of Securities           Value of Unexercised
                                                         Underlying Unexercised          In-the-Money Options
                            Shares                     Options at Fiscal Year-End       at Fiscal Year-End (1)
                         Acquired on      Value        -----------------------------   -----------------------
  Name                     Exercise      Realized       Exercisable    Unexercisable   Exercisable   Unexercisable
  ----                   -----------     --------      ------------    -------------   -----------   ------------
Robert L. Myers              ---           ---                    0        227,563             $0     $8,595,459
Steven D. Cosler             ---           ---                    0         94,715              0      3,317,696
Guy F. Bryant                ---           ---                    0         94,801              0      3,322,288
Donald J. Perfetto           ---           ---                    0         81,299              0      2,797,676
Melissa E. McIntyre          ---           ---                    0         63,723              0      2,301,202

--------------
(1) The closing price for the Company's Class B Common Stock as reported by the Nasdaq National Market System on December 31, 1998 was $51.875. The value is calculated on the basis of the difference between the Class B Common Stock option exercise price and $51.875, multiplied by the number of "In-the-Money" shares of Class B Common Stock underlying the option.

     The following table sets forth information with respect to the exercise of options to acquire BWI common stock by the Named Executive Officers during 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                        Number of Securities          Value of Unexercised
                                                       Underlying Unexercised         In-the-Money Options
                                                     Options at Fiscal Year-End       at Fiscal Year-End (2)
                              Shares                 --------------------------       ----------------------
                            Acquired on   Value
Name                         Exercise   Realized (1)    Exercisable   Unexercisable   Exercisable   Unexercisable
----                       ----------- -------------    -----------   --------------  ------------  -------------
Robert L. Myers                37,633  $  1,012,581             0              0             $0             $0
Steven D. Cosler               12,589       293,351         2,650              0        111,364              0
Guy F. Bryant                  24,438       598,889        11,918              0        502,213              0
Donald J. Perfetto              7,752       155,282             0              0              0              0
Melissa E. McIntyre            24,145       600,026             0              0              0              0

---------------

(1) The value is calculated based on the difference between the option exercise price and the closing market price of the BWI common stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

(2) The closing price for BWI's common stock as reported by the New York Stock Exchange on December 31, 1998 was $49.25. The value is calculated on the basis of the difference between the BWI common stock option exercise price and $49.25, multiplied by the number of "In-the-Money" shares of BWI common stock underlying the option.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's practice with respect to executive compensation has been to: (a) conduct annual merit reviews for individuals throughout the year; (b) grant stock options in the fall of each year or such other times as deemed advisable by the Compensation Committee; and (c) approve annual bonuses payable, in whole or in part, during the following March. The Compensation Committee applied the criteria discussed below to the 1998 annual merit reviews and the 1998 annual bonus amounts for the executive officers.

     Executive Compensation Policy

     The Company's compensation policy is designed to: (a) be competitive so that the Company can attract, reward, and retain the quality talent that is essential to its continued success; (b) motivate key employees through the use of incentive compensation programs, including annual bonuses and stock option grants; (c) treat employees fairly and, at the same time, be cost effective; (d) foster teamwork within the Company so that employees share in the rewards and risks of the Company; (e) offer executive officers the opportunity to achieve significant levels of ownership in the Company's stock so that their interests will be aligned with those of its shareholders; and (f) assure that executive officers' compensation will be tax deductible to the maximum extent permissible. Consistent with this policy, the compensation of executive officers has been and will be related in substantial part to Company performance. Compensation for executive officers consists of base salary, bonuses and stock option grants.

     Cash Based Compensation

     Base Compensation. In making compensation decisions, the Compensation Committee's subjective review process primarily includes: (a) an analysis of executive compensation levels within the specialty distribution and health care services industry at other publicly-traded companies of comparable size and stature by reviewing proxy statements and national compensation surveys and reports; (b) individual efforts and accomplishments within the Company, the industry, and the community; (c) management experience and development; (d) team building skills consistent with the Company's best interests; (e) base compensation paid to other executive officers within the Company; and (f) observance of the Company's ethics and compliance program. Base compensation for 1998 was established for the executive officers after a merit review was conducted by the CEO.

     Annual Bonus. A portion of the cash compensation of the executive officers (and some other salaried employees) consists of annual bonus payments under the Company's bonus program. Allocation of the bonuses to the executive officers (other than the CEO) is based on recommendations made by the CEO to the Compensation Committee. Bonus amounts to non-executive officers are generally based on recommendations made by the Company's executive officers.

     The Compensation Committee gives consideration to the Company's overall performance and the executive officer's performance for the specific areas of the Company under his or her direct control. This balance supports accomplishment of overall objectives and rewards individual contributions by the executive officers. The 1998 annual bonuses were approved by the Compensation Committee after receiving input from the CEO based upon the subjective criteria used for establishing base compensation as set forth above.

     On March 26, 1998, the Compensation Committee adopted the following performance standards to be used for purposes of establishing annual bonuses:
(a) sales; (b) net earnings; and (c) individual performance criteria. The Compensation Committee deems such financial goals to be a valid measure of performance within the specialty distribution and health care services industry and consistent with the Company's best interests. Discretionary adjustments by the Compensation Committee are possible should unforeseen or uncontrollable events occur during the course of the year.

     The Compensation Committee's intent is to make the executive officers' total cash compensation package (base compensation plus annual bonus) competitive with other publicly-traded companies of comparable size and stature within the specialty distribution and health care services industry, based on its analysis of total cash compensation for similar executive officers within the industry.

     Equity Based Compensation

     The Compensation Committee believes that equity compensation, in the form of stock options, is an important element of performance based compensation of executive officers. By granting stock options, the Compensation Committee will continue the Company's practice of increasing key employees' equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive for key employees to remain with the Company for the long term because the options are not immediately exercisable and, if not exercised, are in most cases forfeited if the employee leaves the Company before retirement.

     Consistent with the above philosophy, the Compensation Committee, based on input from the CEO, approved the granting of stock options to 32 key employees on September 15, 1998, and to other employees as they joined the Company during the year. For the executive officers (other than the CEO) the Compensation Committee considered: (a) the CEO's input; (b) subjective criteria with respect to individual performance, including individual efforts and accomplishments, experience, and team building skills; and (c) the relative number of stock option grants to other executive officers within the Company.

     Compensation of Robert L. Myers, President and Chief Executive Officer

     Mr. Myers' cash compensation is based on the same factors as the other executive officers. The Compensation Committee's decision to increase Mr. Myers' cash compensation (base compensation plus annual bonus) was based on the subjective criteria previously set forth in this report in the discussion with respect to cash compensation.

     Since the approval of the 1997 Stock Option Plan, Mr. Myers has also participated in the Company's equity based compensation program. By employing the subjective criteria previously set forth in the discussion with respect to cash and equity based compensation, the Compensation Committee granted to Mr. Myers the stock options shown in the Option Grants In Last Fiscal Year table set forth under "Compensation of Executive Officers and Directors--Stock Options."

     It is the Compensation Committee's view that Mr. Myers' total compensation package for 1998 was based on an appropriate balance of: (a) individual performance; (b) Company performance; and (c) other CEO compensation packages within the specialty distribution and health care services industry. The Compensation Committee points out that the companies used for evaluation of competitive compensation may not, in all cases, be the same as those companies comprising the industry peer group described under "Compensation of Executive Officers and Directors--Performance Graph."

                                                          Compensation Committee

                                                             Richard W. Roberson
                                                             Rebecca M. Shanahan

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Class B Common Stock with the Nasdaq Market Index and with peer industries within SIC Code 5122 (Drugs, Drug Proprietaries and Druggists' Sundries) for the period from October 24, 1997 through December 31, 1998. The Company's Class B Common Stock commenced trading on the Nasdaq National Market System on October 24, 1997.


            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
             NASDAQ MARKET INDEX AND INDEX OF COMPANIES IN SIC 5122

-------------------------------------------------------------------------------------------------

                                   October 24, 1997   December 31, 1997     December 31, 1998
-------------------------------------------------------------------------------------------------
Nasdaq Stock Market                           100.00                98.77                 139.30
-------------------------------------------------------------------------------------------------
SIC 5122 Companies                            100.00               102.35                 140.93
-------------------------------------------------------------------------------------------------
Priority Healthcare Corporation               100.00               104.34                 357.79
-------------------------------------------------------------------------------------------------


                                     [GRAPH]

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On October 29, 1997, the Board of Directors established the Compensation Committee to approve compensation and stock option grants for the Company's executive officers. The Compensation Committee members during 1998 were Mr. Roberson and Ms. Shanahan. None of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

                              CERTAIN TRANSACTIONS

RELATIONSHIP AND TRANSACTIONS WITH FORMER SHAREHOLDER

     The Company was incorporated in June 1994 as a wholly owned subsidiary of BWI to operate the alternate site healthcare businesses acquired by BWI. On August 25, 1997, the Company effected a recapitalization, whereby all of the Company's outstanding shares of Common Stock were converted into 10,214,286 shares of Class A Common Stock, all of which were owned by BWI until December 31, 1998, when all of such shares were distributed to BWI's shareholders. Following the initial public offering of the Class B Common Stock in October 1997 until December 31, 1998, BWI beneficially owned 81.6% of the outstanding shares of Common Stock of the Company. Three of the seven members of the Company's Board of Directors (Messrs. Bindley, McCormick and Salentine) are directors and executive officers of BWI. Mr. Bindley is also a significant shareholder of BWI.

     Set forth below are descriptions of certain services provided by BWI to the Company and certain agreements between the Company and BWI.

     Distribution Agreement. In connection with the Distribution, the Company and BWI entered into a Distribution Agreement (the "Distribution Agreement"). The Distribution Agreement contains a number of provisions relating to the mechanics of the Distribution and the arrangements between the Company and BWI subsequent to the Distribution.

     The Distribution Agreement contains provisions regarding the ability of the Company's employees to surrender any options to purchase BWI common stock held by an employee of the Company on the date of the Distribution (the "Distribution Date") in exchange for an option to purchase the Company's Class B Common Stock. The number of shares of the Company's Class B Common Stock subject to and the exercise price of such exchanged option was determined in accordance with the requirements of Section 424 of the Code.

     The Distribution Agreement provides that after the Distribution Date, employees of the Company will no longer be eligible to participate in the BWI Profit Sharing Plan. Pursuant to the Distribution Agreement, the Company established the Company Profit Sharing Plan. See "Compensation of Executive Officers and Directors--Profit Sharing Plan." All assets in the BWI Profit Sharing Plan relating to Company employees were transferred to the Company Profit Sharing Plan. The Company Profit Sharing Plan includes a fund which invests in Class B Common Stock, and also provides for a fund which invests in BWI's common stock into which any such common stock held by Company employees under the BWI Profit Sharing Plan was transferred, but no future investments in BWI's common stock may be made under the Company Profit Sharing Plan.

     The Distribution Agreement provides that, except as otherwise provided in the Tax Sharing Agreement, the Administrative Services Agreement and the Indemnification and Hold Harmless Agreement between the Company and BWI (see descriptions of each below), the Company will pay, perform and discharge all obligations, liabilities and losses relating to, and will indemnify and hold harmless BWI from and against, all contracts, agreements, undertakings, liabilities, claims, suits and disputes arising out of or relating to the Company, its subsidiaries and the Company's business, assets, liabilities, operations, occupancies and employee benefit and other plans. In addition, BWI will indemnify and hold harmless the Company against all losses, liabilities, claims and damages in any way arising out of BWI, its subsidiaries (other than the Company and the Company's subsidiaries) and BWI's business, assets, liabilities, operations, occupancies and employee benefit and other plans. The Distribution Agreement also provides that each of BWI and the Company will waive, release, forever discharge and forever be barred from asserting against the other and the other's executives all claims, suits, disputes, violations, losses, liabilities and damages that each may have against the other for events, acts or omissions occurring or taken on or prior to the Distribution Date.

     Administrative Services. During 1998, BWI provided management and consulting services to the Company pursuant to an Administrative Services Agreement (the "Services Agreement") between BWI and the Company. The services covered by the Services Agreement include administrative services for employee benefits and risk management, legal, tax and treasury services. During 1998, the Company was charged a total of $65,000 for management and administrative services rendered by BWI to the Company. This amount was based on an allocation of the actual services rendered by BWI.

     BWI Profit Sharing Plan. During 1998, the Company's eligible employees participated in BWI's Profit Sharing Plan. See "Compensation of Executive Officers and Directors--Profit Sharing Plan." The Company's contribution for Company employees for 1998 was $273,617.

     Insurance Coverage. During 1998, the Company was provided coverage under the BWI insurance plans. The expenses of these plans were charged to the Company based on a combination of a pro rata allocation and the push-down of actual expenses incurred, depending on the type of expenditure. The insurance expense allocated to the Company was $163,000 for 1998.

     Purchase of Inventory. During 1998, the Company purchased inventory from BWI at the price paid by BWI for such inventory. Such purchases of inventory from BWI aggregated $3.7 million in 1998.

     Dividend Note. On March 31, 1997, the Company paid a dividend to BWI in the form of a subordinated promissory note with a principal amount of $6.0 million (the "Dividend Note"). The Dividend Note bore interest at the rate of 7.25% per annum. Interest on the Dividend Note was payable by the Company on a quarterly basis, with the principal amount due on March 31, 1999. The dividend returned a portion of BWI's equity investment in the Company. During 1998, the Company paid BWI $326,000 in interest on the Dividend Note. The Company paid the Dividend
Note in full on September 30, 1998.

     Lendings. Since the Offering, the Company has loaned funds to BWI. The largest amount outstanding during 1998 relating to this loan was approximately $24.8 million. The average incremental borrowing rate applied to the loan was 6.3%. As of March 19, 1999, the amount outstanding under this loan was approximately $12.9 million.

     Tax Sharing Agreement. Prior to the Distribution, the results of operations of the Company and its domestic subsidiaries that are at least 80% owned by the Company (the "Company Group") were included in BWI's consolidated federal income tax returns and in BWI's consolidated or combined state tax returns. In 1997, BWI and the Company entered into a Tax Sharing Agreement that provides, among other things, for the allocation between BWI and the Company of federal, state, local and foreign tax liabilities for all periods through the Distribution Date. Generally, the Company will be responsible for the portion of any tax deficiencies of BWI assessed with respect to all periods up to and including the Distribution Date that give rise to a tax benefit to the Company in a post-Distribution period. The Company will also be entitled to tax refunds received by BWI that result in a tax detriment to the Company for those post-Distribution periods. The Company will also be responsible for all income taxes imposed on the Company Group during the taxable period beginning on January 1, 1998 and ending on or before the Distribution Date. Furthermore, the Tax Sharing Agreement provides that, if the Distribution fails to qualify as a tax-free distribution as a result of any event occurring prior to the second anniversary of the Distribution Date that results from the breach of certain covenants made by the Company in the Tax Sharing Agreement or involves either the stock or assets (or any combination thereof) of any member of the Company Group, then the Company must indemnify and hold BWI harmless, on an after-tax basis, from any tax liability imposed upon it in connection with the Distribution. The Tax Sharing Agreement also prohibits the Company from entering into certain transactions or disposing of substantially all of its assets prior to the second anniversary of the Distribution Date in the absence of a prior opinion of independent tax counsel or the receipt of a private letter ruling from the Internal Revenue Service that such transaction or disposition will not cause the Distribution to be a taxable transaction. For 1998, the Company Group's allocated federal income taxes were $5.9 million.

     Indemnification and Hold Harmless Agreement. The Company and BWI entered into an Indemnification and Hold Harmless Agreement dated as of September 30, 1997 (the "Indemnification Agreement"), in which each party agrees to indemnify and hold harmless the other from and against certain obligations and contingent liabilities. Specifically, the Indemnification Agreement provides that the Company will indemnify and hold harmless BWI from obligations related to a guarantee which BWI made in favor of the Company and from certain indemnity and other obligations which BWI assumed, or which could be charged against BWI, in connection with five acquisitions by or on behalf of the Company. The Indemnification Agreement also provides that BWI will indemnify and hold harmless the Company from and against contingent liabilities in connection with certain litigation, which was settled and dismissed in January 1999. In 1998, neither the Company nor BWI made any payments to the other under the Indemnification Agreement.

     The Company has adopted a policy that all agreements, including any amendments to those described above, between the Company and BWI and its affiliates will be subject to the review of the Company's Audit Committee and will be on terms that the Audit Committee believes are no less favorable to the Company than terms that would be available from unaffiliated parties.


                             APPOINTMENT OF AUDITORS

     The appointment of PricewaterhouseCoopers LLP as auditors for the Company during 1999 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he or she desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.


                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                      1997 STOCK OPTION AND INCENTIVE PLAN

     On February 25, 1999, the Board of Directors of the Company adopted an amendment to the Company's 1997 Stock Option Plan and directed that the amendment to the 1997 Stock Option Plan be submitted to the shareholders of the Company for consideration and approval at the 1999 annual meeting. The amendment would increase from 1,250,000 to 2,250,000 the number of shares of Class B Common Stock available for issuance pursuant to awards made under the 1997 Stock Option Plan.

     As of March 9, 1999, options to purchase 867,003 shares of Class B Common Stock were outstanding under the 1997 Stock Option Plan and options to purchase 99,400 shares of Class B Common Stock were outstanding under the Broad Based Plan.

     The following is a summary of the principal features of the 1997 Stock Option Plan. The summary is qualified in its entirety by reference to the complete text of the of the 1997 Stock Option Plan, as proposed to be amended. The proposed amendment to the 1997 Stock Option Plan is set forth as Appendix A to this Proxy Statement.

PURPOSE

     The purpose of the 1997 Stock Option Plan is to promote the long-term interests of the Company and its shareholders by providing a means of attracting and retaining officers and key employees of the Company. The Company believes that employees who own shares of the Company's Class B Common Stock will have a closer identification with the Company and greater motivation to work for the Company's success by reason of their ability as shareholders to participate in the Company's growth and earnings.

ELIGIBLE PERSONS

     Recipients of incentive awards under the 1997 Stock Option Plan must be, or have been at the time of grant, officers, consultants or key employees (as determined by the Compensation Committee). The Company presently has approximately 30 officers and employees who fall within the category of key employees and may be considered for incentive awards under the 1997 Stock Option Plan. No awards may be granted to directors who are not also employees of the Company or one of its subsidiaries.

SHARES SUBJECT TO THE 1997 STOCK OPTION PLAN

     If the amendment to the 1997 Stock Option Plan is approved by the shareholders, the number of shares of the Company's Class B Common Stock subject to the 1997 Stock Option Plan would be increased from 1,250,000 to 2,250,000. The number of shares of Class B Common Stock subject to the 1997 Stock Option Plan is subject to adjustment in certain events. No individual participant may receive awards for more than 300,000 shares in any calendar year.

     The number of shares covered by an award under the 1997 Stock Option Plan reduces the number of shares available for future awards under the 1997 Stock Option Plan; however, any shares of restricted stock that ultimately are forfeited to the Company by the grantee will become available for further incentive awards under the 1997 Stock Option Plan. Similarly, if any stock option granted under the 1997 Stock Option Plan terminates or is surrendered or canceled without having been exercised in full, the number of shares then subject thereto is added back to the number of remaining available shares under the 1997 Stock Option Plan.

     The closing sale price of the Company's Class B Common Stock on March 9, 1999, as quoted on the Nasdaq Stock Market and reported in The Wall Street Journal, was $41.625 per share.

ADMINISTRATION OF THE PLAN

     The 1997 Stock Option Plan is administered by the Compensation Committee which is presently composed of two directors who are not eligible to participate in the 1997 Stock Option Plan. Subject to the terms of the 1997 Stock Option Plan, the Compensation Committee has sole authority to determine and designate those officers and key employees who are to be granted incentive awards under the 1997 Stock Option Plan and the nature and terms of the incentive awards to be granted, including the number of shares to be subject to such awards.

GRANT OF STOCK OPTIONS

     With respect to the grant of stock options under the 1997 Stock Option Plan that are intended to qualify as "incentive stock options" under Section 422 of the Code, the option price must be at least 100% (or 110% in the case of any holder of 10% or more of the voting power of the Company) of the fair market value of the Company's Class B Common Stock on the date of the grant of the stock option. The aggregate fair market value (determined on the date of grant) of the shares of stock subject to "incentive stock options" that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000. The Compensation Committee establishes the exercise price of nonqualified stock options at the time the options are granted.

     The number and class of shares subject to an option will be adjusted by the Compensation Committee in the event of stock splits, stock dividends, recapitalizations and certain other events involving a change in the Company's capital.

     During the time that the 1997 Stock Option Plan has been in effect, the Named Executive Officers have received options to purchase the indicated numbers of shares of Class B Common Stock (excluding any options which have been canceled or forfeited) under the 1997 Stock Option Plan as follows: Mr. Myers, President and Chief Executive Officer - 276,763; Mr. Cosler, Executive Vice President-Priority Pharmacy

Services - 110,515; Mr. Bryant, Executive Vice President-Priority Healthcare Distribution - 110,601; Ms. McIntyre, Vice President-Clinical Services - 79,323; and Mr. Perfetto, Executive Vice President, Chief Financial Officer and Treasurer - 97,099. All current executive officers as a group have been granted options under the 1997 Stock Option Plan to purchase 761,433 shares of Class B Common Stock. Additionally, options totaling 156,770 shares have been received by all employees of the Company as a group, other than executive officers, pursuant to the 1997 Stock Option Plan. The preceding numbers represent all option grants pursuant to the 1997 Stock Option Plan up to March 9, 1999 and do not include any options which have been canceled or forfeited. None of the current directors who are not executive officers have been granted any options to purchase shares of Class B Common Stock.

EXERCISE OF STOCK OPTIONS

     No incentive stock option granted under the 1997 Stock Option Plan may be exercised more than ten years, or five years in the case of any holder of 10% or more of the voting power of the Company, (or such shorter period as the Compensation Committee may determine) from the date it is granted. Nonqualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant.

     Unless otherwise determined by the Compensation Committee, if a grantee's employment with the Company or a subsidiary is terminated for cause or voluntarily by the grantee for any reason other than death, disability or retirement, such grantee's options expire at the date of termination, and the grantee must (unless waived by the Compensation Committee) repay to the Company the amount of any gain realized by the grantee upon any exercise within the 90-day period prior to the date of termination of any options granted to the grantee on or after September 15, 1998.

     Stock options granted under the 1997 Stock Option Plan become exercisable in one or more installments in the manner and at the time or times specified by the Compensation Committee at the time of grant.

RESTRICTED STOCK

     Incentive awards may be made in the form of restricted stock, in which case the participant would be granted shares of the Company's Class B Common Stock, which shares would be subject to such forfeiture provisions and transfer restrictions as the Compensation Committee determined at the time of grant. Pending the lapse of such forfeiture provisions and transfer restrictions, certificates representing restricted stock would be held by the Company, but the grantee generally would have all of the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon.

     While restricted stock would be subject to forfeiture provisions and transfer restrictions for a period or periods of time, the 1997 Stock Option Plan does not set forth any minimum or maximum duration for such provisions and restrictions. It is expected that the terms of restricted stock awards ordinarily will provide that the restricted stock will be forfeited to the Company if the grantee ceases to be employed by the Company prior to the lapse of the forfeiture provisions and transfer restrictions, subject to exceptions for death, disability or retirement while employed by the Company. It is also expected that a specified percentage of the restricted stock will become free of the forfeiture provisions and transfer restrictions on each anniversary of the date of grant of the restricted stock award.

     As of the date of this Proxy Statement, the Company has not made any awards of restricted stock.

PAYMENT FOR SHARES; LOANS BY THE COMPANY

     The Compensation Committee may permit payment of the exercise price of stock options to be made in cash, by the surrender of Class B Common Stock valued at its then fair market value, or by such other means (including a combination of stock so valued and cash) as it deems appropriate.

     The 1997 Stock Option Plan empowers the Company to make loans to grantees in connection with the exercise of stock options or the ownership of restricted stock, up to the following amounts:

     (1) With respect to the exercise of stock options, the sum of the exercise price and the amount of income taxes reasonably estimated to be payable by the grantee in connection with such exercise; or

     (2) With respect to restricted stock, the amount of income taxes reasonably estimated to be payable by the grantee in connection with the ownership of the restricted stock.

     Loans made under the terms of the 1997 Stock Option Plan bear interest at such rates as may be established by the Compensation Committee. No loan may have an initial term exceeding three years, but the loan may be renewed at the discretion of the Compensation Committee. With the consent of the Compensation Committee, loans may be repaid in shares of Class B Common Stock at their then fair market value. Loans may, but are not required to be, secured by shares of Class B Common Stock.

MISCELLANEOUS PROVISIONS

     The Compensation Committee may accelerate the period of exercise or vesting of any incentive award, either absolutely or contingently, for such reasons as the Compensation Committee may deem appropriate.

     In general, if the employment of a recipient of restricted stock is involuntarily terminated within 12 months following a change in control of the Company, the forfeiture provisions and transfer restrictions applicable to such stock lapse. In addition, in the event of a tender offer or exchange offer for the Class B Common Stock or upon the occurrence of certain other events, all options granted under the 1997 Stock Option Plan shall become exercisable in full, unless otherwise provided by the Compensation Committee.

AMENDMENT OF THE PLAN

     The Board, or the Compensation Committee with the approval of the Board, may at any time terminate or amend the 1997 Stock Option Plan. No amendments to the 1997 Stock Option Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934, Section 422 of the Code or the requirements of the Nasdaq National Market System.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal federal income tax consequences of awards under the 1997 Stock Option Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

     Limitation on Amount of Deduction. The Company generally will be entitled to a tax deduction for awards under the 1997 Stock Option Plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as "performance-based compensation" under section 162(m). The 1997 Stock Option Plan has been designed to permit the Compensation Committee to grant awards which qualify for deductibility under section 162(m).

     Taxation of Ordinary Income and Capital Gains. Subject to certain exceptions, the maximum federal tax rate on "Net capital gains" from the sale or exchange of capital assets is 20%. "Net capital gain" is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be "long-term" if the capital asset was held for more than one year and "short-term" if the capital asset was held for one year or less. For taxpayers with certain income levels, the marginal tax rate applicable to ordinary income can range up to 39.6%. The classification of income as ordinary compensation income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

     Nonqualified Stock Options. An employee who is granted a nonqualified option does not recognize taxable income upon the grant of the option, and the Company is not entitled to a tax deduction. The employee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the employee subject to applicable withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the employee as ordinary income in the year the income is taxable to the employee. Any appreciation in value after the time of exercise will be taxable to the employee as capital gain and will not result in a deduction by the Company.

     The employee may also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the employee's basis in the shares, the employee will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the employee's basis in the shares, the employee will recognize long-term or short-term capital loss depending on how long the shares were held. The employee's basis in the option shares will equal the amount of ordinary income recognized by the employee upon exercise of the option, plus any cash paid to exercise the option.

     Incentive Stock Options. An employee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and the Company is not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the employee in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

     An employee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a "disqualifying disposition" (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the employee will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the employee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the employee as a long-term or short-term capital gain, depending on how long the option shares were held. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the employee as ordinary income.

     Restricted Stock. An employee who receives an award of restricted stock generally will not recognize taxable income at the time of the award, nor will the Company be entitled to a tax deduction at that time, unless the employee makes an election under section 83(b) of the Code to recognize the income upon the receipt of the restricted stock. If the election is not made, the employee will recognize ordinary income at such time as the transfer and forfeiture restrictions applicable to such stock lapse, in an amount equal to the aggregate fair market value of the shares, as of the date such restrictions lapsed. If the Company complies with applicable withholding requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income taxable to the employee. Such deduction would be available in the year in which the income is taxable to the employee. Upon disposition of the shares, any amount received in excess of the fair market value of the shares on the date such restrictions lapsed would be treated as long-term or short-term capital gain, depending upon the employee's holding period following such lapse. Dividends or other distributions of property (other than a distribution of Common Stock of the Company) with respect to restricted stock prior to the lapse of the transfer and forfeiture restrictions related thereto would constitute ordinary income to the employee and the Company would be entitled to a deduction at the same time and in the same amount.

     Pursuant to the provisions of section 83(b) of the Code, an employee who receives restricted stock may elect to be taxed at the time of the award. If the employee so elects, the full value of the shares (without regard to restrictions) at the time of the grant, less any amount paid by the employee, will be taxed to the participant as ordinary income and will be deductible by the Company. Dividends paid with respect to the shares during the period of restriction will be taxable as dividends to the participant and not deductible by the Company. If, after making an election pursuant to section 83(b), any shares are subsequently forfeited, the employee will be entitled to a capital loss deduction.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.


                        PRINCIPAL OWNERS OF COMMON STOCK

     The following table sets forth as of January 31, 1999, the number of shares of each class of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of each class of Common Stock of the Company, by each of the Named Executive Officers, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned. The number of shares of Class B Common Stock shown in the table below as beneficially owned by each individual or entity includes any shares of Class A Common Stock beneficially owned by such person or entity, as indicated, because any holder of shares of Class A Common Stock may request to convert any or all of such shares into shares of Class B Common Stock at any time on a one-for-one basis.

                                                 Class B Common Stock                    Class A Common Stock
                                                 --------------------                    --------------------
           Name and Address of               Number of Shares    Percent of Class  Number of Shares    Percent of
              Individual or                    Beneficially          (if more        Beneficially    Class (if more
            Identity of Group                    Owned (1)            than 1%)         Owned (1)        than 1%)
            -----------------                   ------------     ---------------- ----------------  ---------------
Robert L. Myers                                    92,558 (2)(3)             1.3 %          8,741         ---

Steven D. Cosler                                   21,105 (2)(4)              ---           1,342         ---

Guy F. Bryant                                      24,576 (2)(5)              ---           6,909         ---

Melissa E. McIntyre                                15,517 (2)(6)              ---               0         ---

Donald J. Perfetto                                 16,217 (2)(7)              ---              50         ---

William E. Bindley                              2,014,720 (8)                22.1%      2,009,720 (9)    36.8%
8909 Purdue Road
Indianapolis, IN  46268

Bankers Trust Company                             222,100                     3.1%              0         ---
130 Liberty Street
New York, NY 10006 (10)*

Mentor Investment Advisors, LLC                   197,350                     2.8%              0         ---
One First Union Center
Charlotte, NC 28288 (11)*

Mutual Management Corp.                           237,200                     3.3%              0         ---
388 Greenwich Street
New York, NY 10013 (12)*

Morgan Stanley Dean Witter & Co.                  361,671                     5.1%              0         ---
1585 Broadway
New York, NY 10036 (13)*


                                                 Class B Common Stock                    Class A Common Stock
                                                 --------------------                    --------------------
           Name and Address of               Number of Shares    Percent of Class  Number of Shares    Percent of
              Individual or                    Beneficially          (if more        Beneficially    Class (if more
            Identity of Group                    Owned (1)            than 1%)         Owned (1)        than 1%)
            -----------------                   ------------     ---------------- ----------------  ---------------
AVZ, Inc.                                         418,066               5.9%                0               ---
AIM Management Group Inc.
AMVESCAP Group Services, Inc.
INVESCO, Inc.
INVESCO North American Holdings, Inc.
INVESCO Management & Research, Inc.
INVESCO (NY) Asset Management, Inc.
1315 Peachtree Street, N.E.
Atlanta, GA 30309 (14)*

All current directors and executive
officers as a group (12 persons)                2,465,536 (2)(15)            26.1%      2,214,395        40.5%

---------------

*Information is based solely on reports filed by such shareholder under Section 13(d) of the Securities Exchange Act of 1934.

(1) For information regarding the beneficial ownership of shares of Class B Common Stock and shares of Class A Common Stock held by non-employee directors, see "Election of Directors--Nominees."

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes 8,741 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 55,167 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(4) Includes 1,342 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 16,667 shares of Class B Common Stock granted under the 1997 Stock Option Plan. Also includes 1,630 shares of Class B Common Stock held jointly with Mr. Cosler's spouse.

(5) Includes 6,909 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 16,667 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(6) Includes presently exercisable stock options to purchase 15,167 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(7) Includes 50 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 14,167 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(8) Includes 2,009,720 shares of Class A Common Stock (see footnote 9 below for a description of the manner by which certain of such shares of Class A Common Stock are held). Excludes 3,503 shares of Class A Common Stock and 2,000 shares of Class B Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(9) Includes 28,925 shares of Class A Common Stock held by two family foundations and 25,834 shares of Class A Common Stock held by a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 3,503 shares of Class A Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(10) The shareholder is a bank and a wholly owned subsidiary of Bankers Trust Corporation, a parent holding company.

(11) The shareholder is an investment adviser and a subsidiary of First Union Corporation, a parent holding company.

(12) The shareholder is an investment adviser and a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc., which is a parent holding company and a wholly-owned subsidiary of Citigroup Inc., a parent holding company.

(13) The shareholder is an investment adviser.

(14) The shareholders are holding companies or investment advisers. Other investment advisers that were reported as not holding any shares but which are part of the same group are: INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Realty Advisors, Inc., INVESCO MIM Management Limited and INVESCO Asset Management Limited.

(15) Includes 2,214,395 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 137,669 shares of Class B Common Stock granted by the Company.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2000 Annual Meeting of Common Shareholders is December 9, 1999.

     In order to be considered at the 2000 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be property brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

     The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of the Company's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

                               SECOND AMENDMENT TO
                         PRIORITY HEALTHCARE CORPORATION
                      1997 STOCK OPTION AND INCENTIVE PLAN


         WHEREAS, the Board of Directors of Priority Healthcare Corporation (the "Company") adopted the Priority Healthcare Corporation 1997 Stock Option and Incentive Plan (the "Plan") on August 25, 1997; and

         WHEREAS, the Plan was approved by the then sole shareholder of the Company on August 25, 1997, and further approved by the shareholders of the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, on May 21, 1998; and

         WHEREAS, the Plan was first amended by the Board of Directors of the Company in certain respects not requiring shareholder approval, effective as of September 15, 1998; and

         WHEREAS, the Company now desires to further amend the Plan.

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. Section 5 of the Plan is hereby amended to read in its entirety as follows:

              5. SHARES SUBJECT TO PLAN. Subject to adjustment by the operation of Section 11 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 2,250,000 Shares. The number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under all forms of Awards shall not exceed 300,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. With respect to any Option which terminates or is surrendered for cancellation or with respect to Restricted Stock which is forfeited, new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

         2. This Second Amendment to the Plan shall become effective upon its approval by the Board of Directors and shareholders of the Company.


                             APPROVED BY THE BOARD OF DIRECTORS OF PRIORITY HEALTHCARE CORPORATION AS OF FEBRUARY 25, 1999

                             APPROVED BY THE SHAREHOLDERS OF PRIORITY HEALTHCARE CORPORATION AS OF ______________, 1999

                                   Appendix A

                         PRIORITY HEALTHCARE CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P I hereby appoint William E. Bindley and Michael D. McCormick, or either of them, my proxies, with power of substitution, to vote all shares of common
R stock of the Company which I am entitled to vote at the annual meeting of common shareholders of said company, to be held at SunTrust Bank Central
O Florida, N.A., Second Floor Tower 2 Campus Room, 200 South Orange Avenue, Orlando, Florida, on May 10, 1999 at 11:00 a.m., Orlando time, and at any
X    adjournment, as follows:

Y    Election of Directors, Nominees:                 (change of address)

     Robert L. Myers, Donald J. Perfetto,         ------------------------------
     Richard W. Roberson
                                                  ------------------------------

                                                  ------------------------------
                                                    (If you have written in the
                                                    above space please mark the
                                                    corresponding box on the
                                                    reverse side of this card.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY
THE SIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL
2 AND FOR PROPOSAL 3.
                                                                  SEE REVERSE
                                                                      SIDE
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                         PRIORITY HEALTHCARE CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
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[                                                                                                                                  ]
                                     For    Withheld     For All  -----------------------------------------------------------------
                                     All       All       Except:
1.  Election of Directors -                                       3.  To approve the proposed amendment     For   Against   Abstain
    Robert L. Myers,                                                  to the Company's 1997 Stock Option    ___     ____     ____
    Donald J. Perfetto,                                               and Incentive Plan; and
    Richard W. Roberson              ___      ____         ____
                                                                  4.  In their discretion, to transact such
2.  To approve the appointment       For     Against     Abstain      other business as may properly come
    of PricewaterhouseCoopers LLP    ___      ____         ____       before the meeting.
    as auditors for the Company for
    1999;                                                             Address Change Requested                      ____

                                                                                               Date:_________________, 1999

                                                                                               ----------------------------
                                                                                               Signature(s)

                                                                                               ----------------------------
                                                                                               Please sign exactly as name
                                                                                               appears hereon. Joint owners
                                                                                               should each sign. When
                                                                                               signing as attorney,
                                                                                               executor, administrator,
                                                                                               trustee or guardian, please
                                                                                               give full title as such. If
                                                                                               a corporation, please sign
                                                                                               in full corporate name by
                                                                                               President or other
                                                                                               authorized officer. If a
                                                                                               partnership, please sign in
                                                                                               partnership name by
                                                                                               authorized person. Please,
                                                                                               mark, sign, date and return
                                                                                               the proxy promptly in the
                                                                                               enclosed postage paid
                                                                                               envelope.


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                              FOLD AND DETACH HERE

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.